                                                                 EXHIBIT 23.4

Consent of Director Nominee

         Integrated Interactive, Inc.

    I hereby consent to be named in the Registration Statement on Form S-1 of Integrated Interactive, Inc., relating to the proposed initial public offering of shares of common stock, par value $.01 per share, and in any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.


                               By:  /s/ Michael H. Jordan
                                   ----------------------------
                                        Michael H. Jordan

Michael H. Jordan
New York, New York
Date: May 20, 1999